Exhibit 10.1
BY ELECTRONIC DELIVERY
PRIVATE AND CONFIDENTIAL

November 5, 2010
Dear Michelle:
Re: Offer of Employment — EVP, Operations and Chief Financial Officer
I am pleased to provide this Offer of Employment in respect to the position of Executive Vice President, Operations and Chief Financial Officer at OncoGenex Pharmaceuticals, Inc.
Term
This Offer of Employment is for a full-time permanent position starting on Monday, January 3, 2011.
Position
The position title will be Executive Vice President, Operations and Chief Financial Officer and will carry the duties and responsibilities associated with that position.
Compensation
Details regarding base compensation and bonus structure are provided in the Employment Agreement dated November 5, 2010.
Location of Employment
Your day-to-day location of employment will be our Bothell office, with travel to our office in Vancouver as required. We anticipate that travel to the Vancouver office will be more frequent during the first 6 months of your employment.
Benefits
OncoGenex has established an excellent health and dental benefits program which will be made available to you upon commencement of your term employment. Enclosed is a summary of the health programs in effect at OncoGenex.
Employee Stock Option Participation
On commencement of your employment (the “Grant Date”), you will be granted stock options in accordance with the terms of OncoGenex’s 2010 Performance Incentive Plan to purchase 35,000 common shares in the capital stock of OncoGenex Pharmaceuticals, Inc. at an exercise price equal to the closing sales price on the Grant Date or, if no closing sales price is reported on that day, the closing sales price on the next preceding day for which a closing price is reported, for a term of 10 years vesting monthly over four years (all as determined under the Plan).

Vacation
You will be entitled to 20 days paid vacation, with your vacation entitlement in your first year accruing monthly from the date your employment commences.
Employment Contract
OncoGenex requires all of its employees to sign an Employee Agreement containing, among other things, obligations of confidence and assignment of intellectual property. Such agreement has been provided for your review and execution upon agreement of the terms detailed herein. In the event of any inconsistency between this letter and the Employment Agreement, the Employment Agreement will govern.
If you agree with the terms set forth in this letter, please countersign this letter in the space provided below and execute the enclosed Employment Agreement and return both via facsimile (604-736-3687) to the attention of Sandra Thomson (please call her first to ensure she can intercept the fax directly) or by e-mail to sthomson@oncogenex.com. This Offer of Employment is open for acceptance until 5:00 p.m. Pacific on November 8, 2010.
Sincerely,
OncoGenex Pharmaceuticals, Inc.

/s/ Scott Cormack Scott Cormack, President & CEO
I, Michelle Burris, hereby agree to the above terms of employment.

/s/ Michelle Burris Michelle Burris	November 5, 2010 Date